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INDEPENDENT AUDITORS' CONSENT


MERRILL LYNCH GROWTH FUND:



We consent to the use in Post-Effective Amendment No. 14 to Registration Statement No. 33-10794 of our report dated December 6, 1996 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectus, which also is a part of such Registration Statement.


Deloitte & Touche LLP
Princeton, New Jersey

February 21, 1997